Exhibit 2.1

Execution Version

AMENDMENT NO. 6 (INCREMENTAL FACILITY AMENDMENT)

AMENDMENT NO. 6 (INCREMENTAL FACILITY AMENDMENT), dated as of June 13, 2024 (this “Agreement”), by and among Atkins Intermediate Holdings, LLC, a Delaware limited liability company (“Holdings”), Conyers Park Acquisition Corp., a Delaware corporation (“Parent”), Simply Good Foods USA, Inc., a New York corporation (“SGF” or the “Administrative Borrower”), Atkins Nutritionals Holdings, Inc., a Delaware corporation (“ANH”), Atkins Nutritionals Holdings II, Inc., a Delaware corporation (“ANH II”), NCP-ATK Holdings, Inc., a Delaware corporation (“NCP” and, together with ANH, ANHII and SGF, the “Borrowers” and, the Borrowers together with Holdings and Parent, the “Loan Parties”), the other Subsidiary Loan Parties party hereto and the financial institutions set forth on Schedule A hereto as Additional Term Lenders (the “2024 Incremental Term Loan Lenders”), and acknowledged by Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to (a) the Credit Agreement, dated as of July 7, 2017, among the Borrowers, Holdings, Parent, the lenders party thereto from time to time (the “Lenders”), the Administrative Agent and the other parties thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”, and the Credit Agreement as amended by this Agreement, the “Amended Credit Agreement”) and (b) the Amended and Restated Commitment Letter, dated as of May 11, 2024 (the “Incremental Commitment Letter”), among the Administrative Borrower, Barclays Bank PLC, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Bank of Montreal, BMO Capital Markets Corp. and Goldman Sachs Bank USA; capitalized terms used (including in the preamble and recitals hereto) but not defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Incremental Commitment Letter, as applicable;

WHEREAS, pursuant to that certain Stock Purchase Agreement by and among the Administrative Borrower, Only What You Need, Inc., a Delaware corporation (“Target”), and the seller identified therein, dated as of April 29, 2024 (together with the schedules and exhibits thereto, the “OWYN Acquisition Agreement”), the Administrative Borrower will, directly or indirectly, acquire all of the outstanding equity interests of the Target (the “OWYN Acquisition”) in all material respects in accordance with the terms thereof;

WHEREAS, pursuant to and in accordance with Section 2.20 of the Credit Agreement, the Borrowers may establish an Incremental Term Facility by, among other things, entering into one or more Incremental Facility Amendments with Additional Term Lenders or existing Lenders;

WHEREAS, the 2024 Incremental Term Loan Lenders and the Borrowers wish to establish an Incremental Term Facility (the loans thereunder, the “2024 Incremental Term Loans”) on the terms set forth in this Agreement;

WHEREAS, proceeds of the 2024 Incremental Term Loans received by the Borrowers will be used to fund, among other things, (i) the payment of consideration pursuant to the terms and conditions of the OWYN Acquisition Agreement, and any other payments contemplated by the OWYN Acquisition Agreement, (ii) the repayment in full (or the termination, discharge or defeasance (or arrangements for the termination, discharge or defeasance)) of all outstanding indebtedness of the Target under that certain Credit Agreement, dated as of March 29, 2023, by and among Target, Safe Brands, LLC, the other guarantors party thereto and Raven Asset-Based Credit (Onshore) Fund II LP as such agreement has been amended, supplemented or otherwise modified through April 29, 2024 (the “OWYN Closing Refinancing”), (iii)

fees, premiums and expenses incurred in connection with the foregoing and transactions related thereto (such fees and expenses, the “OWYN Transaction Costs”), and (iv) working capital and general corporate purposes, including maintaining cash on the balance sheet of Holdings and its subsidiaries; and

WHEREAS, immediately after giving effect to the making of the 2024 Incremental Term Loans hereunder, Holdings, the Borrowers, the Administrative Agent and the Lenders party hereto (which shall constitute the Required Lenders under the Credit Agreement) desire to make further changes to the Credit Agreement pursuant to Section 9.02(b) thereof, including to add a prepayment premium for the prepayment of Initial Term Loans outstanding immediately prior to the date hereof (the “Existing Term Loans”) in connection with any Repricing Transaction;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each 2024 Incremental Term Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents and the exhibits thereto, together with copies of the most recent financial statements referred to in Section 5.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, Arranger or Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Amended Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. This Agreement shall constitute (i) the notice required to be delivered by the Borrower to the Administrative Agent pursuant to Section 2.20(a) of the Credit Agreement and (ii) an “Incremental Facility Amendment” for purposes of Section 2.20(d) of the Credit Agreement.

Notwithstanding any provision to the contrary herein or in the Credit Agreement, after giving effect to the amendments set forth herein, the terms of the 2024 Incremental Term Loans (including without limitation the Applicable Rate, the principal payment terms applicable thereto and the maturity date thereof) shall be the same as the terms of the Existing Term Loans, such 2024 Incremental Term Loans shall be deemed to be “Initial Term Loans” and the obligations in respect thereof shall constitute the Loan Document Obligations for all purposes of this Agreement, the Amended Credit Agreement and each other Loan Document and shall constitute one tranche with, and be the same Class as, the Initial Term Loans. Following the Amendment No. 6 Effective Date (as defined below) and the funding of the 2024 Incremental Term Loans (the “2024 Incremental Term Loan Funding Date”), each reference to “Initial Term Loans” and “Term Loans” shall include the 2024 Incremental Term Loans and each reference to “Lender” shall include the 2024 Incremental Term Loan Lenders hereunder, in each case, unless the context shall require otherwise. Each of the parties hereto hereby agrees that, with the consent of the Administrative Borrower (not to be unreasonably withheld), the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all amounts of such 2024 Incremental Term Loans, when originally made, are Initial Term Loans for all purposes under the Loan Documents and are included in each Borrowing of outstanding Initial Term Loans on a pro rata basis. This may be accomplished at the discretion of the Administrative Agent by allocating a portion of each such 2024 Incremental Term Loans to each outstanding SOFR Loan that is a Term Loan of the same Class on a pro rata basis, even though as a result thereof such 2024 Incremental Term Loans may effectively have a shorter Interest Period than the Term Loans included in the Borrowing of which they are a part (and notwithstanding any other provision of the Credit Agreement that would prohibit such an initial Interest Period). The 2024 Incremental Term Loans shall not accrue interest for any period prior to the 2024 Incremental Term Loan Funding Date and the Borrower shall not be required to pay interest on the 2024 Incremental Term Loans pursuant to Section 2.13 of the Credit Agreement for any period prior to the 2024 Incremental Term Loan Funding Date.

Subject to satisfaction of the conditions set forth in Section 3 of this Agreement, each 2024 Incremental Term Loan Lender hereby agrees to make 2024 Incremental Term Loans as its portion of the Incremental Term Facility as set forth on Schedule A annexed hereto to the Borrowers on the Amendment No. 6 Effective Date on the following terms and conditions:

Section 1.        Amendments.

(a)           Incremental Amendments. Effective as of the Amendment No. 6 Effective Date, Holdings, the Borrowers, the Administrative Agent and the Lenders party hereto (which constitute the Required Lenders under the Credit Agreement) agree pursuant to Section 2.20(d) of the Credit Agreement to amend the Credit Agreement as follows:

(i)	Section 1.01 of the Credit Agreement is amended to add the following definitions in appropriate alphabetical order:

“2024 Incremental Term Loan” means the Incremental Term Loans made on the Amendment No. 6 Effective Date in accordance with Section 2.20.

“Amendment No. 6” shall mean Amendment No. 6 (Incremental Facility Amendment), dated as of June 13, 2024, among the Borrowers, Holdings, Parent, the other Loan Parties party thereto, the Administrative Agent and the Additional Term Lenders party thereto.

“Amendment No. 6 Effective Date” shall mean the date on which the 2024 Incremental Term Loans are funded in accordance with Amendment No. 6 pursuant to Section 3 thereof.

“OWYN Acquisition” has the meaning given to such term in Amendment No. 6.

“OWYN Closing Refinancing” has the meaning given to such term in Amendment No. 6.

“OWYN Transaction Costs” has the meaning given to such term in Amendment No. 6.

(ii)	Section 5.10 of the Credit Agreement is amended by inserting the following at the end of such Section:

“The proceeds of the 2024 Incremental Term Loans made on the Amendment No. 6 Effective Date pursuant to Amendment No. 6 shall be used to (a) fund the OWYN Acquisition, (b) pay the OWYN Transaction Costs, (c) fund the OWYN Closing Refinancing and (d) provide funding for working capital, general corporate purposes and other purposes not prohibited by the Credit Agreement.”

(b)           Other Amendments. Immediately after giving effect to the 2024 Incremental Term Loans, on the Amendment No. 6 Effective Date, Holdings, the Borrowers, the Administrative Agent and the Lenders party hereto (which constitute the Required Lenders under the Credit Agreement) agree, pursuant to Section 9.02(b) of the Credit Agreement, to amend the Credit Agreement as follows:

(i)	Section 2.11(a)(i) of the Credit Agreement is amended and restated in its entirety to read as follows:

(i)           The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty; provided that in the event that, on or prior to the date that is six (6) months after the Amendment No. 6 Effective Date, the Borrowers (x) make any prepayment of Initial Term Loans in connection with any Repricing Transaction or (y) effect any amendment of this Agreement resulting in a Repricing Transaction or (z) make a mandatory prepayment of Initial Term Loans pursuant to Section 2.11(c) in connection with a Prepayment Event described in clause (b) of the definition of “Prepayment Event” resulting in a Repricing Transaction, in either case, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders holding Initial Term Loans, (I) a prepayment premium of 1.00% of the principal amount of the Initial Term Loans being prepaid in connection with such Repricing Transaction and (II) in the case of clause (y), an amount equal to 1.00% of the aggregate amount of the applicable Initial Term Loans of non-consenting Lenders outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such amendment.

Section 2.        Terms of the Incremental Term Loans. The 2024 Incremental Term Loans made hereunder shall be subject to the following additional terms:

(a)           Applicable Rate. For the avoidance of doubt, the Applicable Rate for ABR Loans or for SOFR Loans, as applicable, for the 2024 Incremental Term Loans shall mean, as of any date of determination, the applicable percentage per annum with respect to any Initial Term Loan as set forth in the definition of “Applicable Rate” in the Amended Credit Agreement. All Interest Periods applicable to Initial Term Loans shall continue in effect after the 2024 Incremental Term Loan Funding Date. The 2024 Incremental Term Loans shall be initially incurred pursuant to a single Borrowing of SOFR Loans, with such Borrowing to be subject to (x) Interest Periods which commence on the 2024 Incremental Term Loan Funding Date and end on the last day of the Interest Period applicable to the Initial Term Loans and (y) the Adjusted Term SOFR Rate applicable to the Initial Term Loans. From and after the 2024 Incremental Term Loan Funding Date to the first Interest Payment Date to occur after the 2024 Incremental Term Loan Funding Date, the Borrowers shall make to the Administrative Agent on such first Interest Payment Date (and the Administrative Agent shall distribute to the applicable Lenders in accordance with the Amended Credit Agreement) all payments in respect of interest on the 2024 Incremental Term Loans to the 2024 Incremental Term Lenders for amounts which have accrued on the 2024 Incremental Term Loans from the 2024 Incremental Term Loan Funding Date to but excluding such Interest Payment Date.

(b)           Voluntary and Mandatory Prepayments; Maturity. The 2024 Incremental Term Loans will mature on the maturity date applicable to the Initial Term Loans, which date is March 17, 2027, and (for the avoidance of doubt) shall not amortize.

(c)           Ranking and Security. The 2024 Incremental Term Loans shall rank equal in right of payment and equal in right of security with the Initial Term Loans.

Section 3.        Conditions to Borrowing. The obligations of the 2024 Incremental Term Loan Lenders to extend the 2024 Incremental Term Loans are subject solely to the satisfaction, or waiver by the 2024 Incremental Term Loan Lenders (the date of such satisfaction or waiver, the “Amendment No. 6 Effective Date”), of the following conditions:

(a)           Delivery of Documents. The Administrative Agent (or its counsel), on behalf of the 2024 Incremental Term Loan Lenders, shall have received each of the following, each dated the

Amendment No. 6 Effective Date unless otherwise indicated or agreed to by the Administrative Agent:

(i)	a customary written opinion of Willkie Farr & Gallagher LLP, counsel to the Borrowers, addressed to the 2024 Incremental Term Loan Lenders;

(ii)	to the extent such concept exists in the relevant jurisdiction, customary organizational good standing certificates of the Closing Date Loan Parties (as defined in the Incremental Commitment Letter) in their respective jurisdictions of organization (to the extent such concept exists) certified as of a recent date by the relevant Governmental Authority;

(iii)	a certificate, executed by any Responsible Officer of the Closing Date Loan Parties (A) certifying as to the names and signatures of each officer of the Closing Date Loan Parties executing and delivering this Agreement, (B) either (x) attaching the Organizational Documents of the Closing Date Loan Parties certified, if applicable, by the relevant authority of their jurisdiction of organization or (y) certifying that there has been no change to such Organizational Document since last delivered to the Administrative Agent and (C) attaching the resolutions of the Closing Date Loan Parties’ board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of this Agreement; and

(iv)	a certificate from the chief financial officer, chief operating officer or other officer with similar responsibilities of the Borrowers certifying as to the solvency of the Borrowers and their Subsidiaries on a consolidated basis after giving effect to this Agreement and the OWYN Acquisition, substantially in the form of Exhibit P to the Credit Agreement.

(b)	Fees.

(i)	Each 2024 Incremental Term Loan Lender (or the Administrative Agent, on such 2024 Incremental Term Loan Lender’s behalf) shall have received all fees required to paid by the Borrowers on the Amendment No. 6 Effective Date pursuant to that certain Amended and Restated Fee Letter, dated as of May 11, 2024 among the Administrative Borrower, Barclays Bank PLC, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Bank of Montreal, BMO Capital Markets Corp. and Goldman Sachs Bank USA (the “Fee Letter”) (which amounts may, at the election of the Borrowers, be offset against the proceeds of the 2024 Incremental Term Loans).

(ii)	The Borrowers shall have paid, upon the borrowing of the 2024 Incremental Term Loans (or substantially simultaneously with the borrowing of the 2024 Incremental Term Loans) (which amounts may, at the election of the Borrowers, be offset against the proceeds of the 2024 Incremental Term Loans), the reasonable and documented out-of-pocket expenses of the Commitment Parties (as defined in the Incremental Commitment Letter) in connection with this Agreement and the transactions contemplated hereby and any other fees and expenses required to be paid on the Amendment No. 6 Effective Date pursuant to the Incremental Commitment Letter and with respect to expenses, to the extent invoiced at least three (3) business days prior to the Amendment No. 6 Effective Date.

(c)	Other Conditions.

(i)	The OWYN Acquisition shall have been, or substantially concurrently with the initial borrowing of the 2024 Incremental Term Loans shall be, consummated in all material respects in accordance with the OWYN Acquisition Agreement. No provision of the OWYN Acquisition Agreement shall have been waived, amended, consented to or otherwise modified in a manner material and adverse to the 2024 Incremental Term Loan Lenders without the consent of the 2024 Incremental Term Loan Lenders (not to be unreasonably withheld, delayed, denied or conditioned and provided that the 2024 Incremental Term Loan Lenders shall be deemed to have consented to such waiver, amendment, consent or other modification unless they shall object thereto within three (3) business days after notice of such waiver, amendment, consent or other modification); provided that (i) any reduction in the purchase price for the OWYN Acquisition set forth in the OWYN Acquisition Agreement of less than 15% shall be deemed to be not material and adverse to the interests of the 2024 Incremental Term Loan Lenders, and any reduction in the purchase price of 15% or more shall be deemed to be material and adverse to the interests of the 2024 Incremental Term Loan Lenders unless the amount in excess of 15% is applied to reduce the 2024 Incremental Term Loans, (ii) any increase in the purchase price set forth in the OWYN Acquisition Agreement shall be deemed to be not material and adverse to the interests of the 2024 Incremental Term Loan Lenders so long as such purchase price increase is not funded with additional indebtedness of the Borrowers or their Restricted Subsidiaries (it being understood and agreed that no purchase price, working capital or similar adjustment provisions set forth in the OWYN Acquisition Agreement shall constitute a reduction or increase in the purchase price) and (iii) any change to the definition of Material Adverse Effect (as defined in the Incremental Commitment Letter) in the OWYN Acquisition Agreement shall be deemed materially adverse to the 2024 Incremental Term Loan Lenders and shall require the consent of the 2024 Incremental Term Loan Lenders (not to be unreasonably withheld, delayed, denied or conditioned).

(ii)	The OWYN Closing Refinancing shall have been made or consummated prior to, or shall be made or consummated substantially concurrently with, the initial borrowing of the 2024 Incremental Term Loans.

(iii)	Since April 29, 2024, there shall not have occurred, and be continuing, a Material Adverse Effect (as defined in the Incremental Commitment Letter).

(iv)	The Specified Representations (as defined in the Incremental Commitment Letter) shall be true and correct in all material respects as of the Amendment No. 6 Effective Date.

(v)	The Specified Acquisition Agreement Representations (as defined in the Incremental Commitment Letter) shall be true and correct in all material respects as of the Amendment No. 6 Effective Date (or, as of such earlier date if expressly made as of an earlier date), in each case without duplication of any materiality qualifier therein.

(vi)	The Administrative Agent shall have received (at least three (3) Business Days prior to the Amendment No. 6 Effective Date) all documentation and other information about the Target, the Borrowers and each Guarantor on the Amendment No. 6 Effective Date as has been reasonably requested in writing at least ten (10) Business Days prior to the Amendment No. 6 Effective Date by the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.

(vii)	Holdings and the Borrowers shall have satisfied the Collateral and Guarantee Requirement and, substantially simultaneously with the consummation of the OWYN Acquisition the Loan Guarantors shall have satisfied the Collateral and Guarantee Requirement; provided that if, notwithstanding the use by Holdings and the Borrowers of commercially reasonable efforts or without undue burden or expense to cause the Collateral and Guarantee Requirement to be satisfied on the Amendment No. 6 Effective Date, the requirements thereof are not satisfied as of the Amendment No. 6 Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the 2024 Incremental Term Loans on the Amendment No. 6 Effective Date (but shall be required to be satisfied as promptly as practicable after the Amendment No. 6 Effective Date and in any event within the period specified therefor in Schedule B attached hereto or such later date as the Administrative Agent may otherwise reasonably agree).

(viii)	The Administrative Agent shall have received a borrowing request relating to the 2024 Incremental Term Loans at least one Business Day prior to the Amendment No. 6 Effective Date.

Section 4.        Effect on Loan Documents. Except as specifically amended hereby, all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing:

(a)           each 2024 Incremental Term Loan Lender acknowledges and agrees that upon the funding of the 2024 Incremental Term Loans, such 2024 Incremental Term Loan Lender shall be deemed to be a “Lender” and “Term Lender” under, and for all purposes of, the Amended Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder pursuant to the terms of the Amended Credit Agreement.

(b)           except as set forth in this Agreement, the 2024 Incremental Term Loans shall otherwise be subject to the provisions of the Amended Credit Agreement and the other Loan Documents.

(c)           the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent, the Collateral Agent or any Lender under any Loan Document, nor constitute a waiver of any provision of any Loan Document or in any way limit, impair or otherwise affect the rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders under any Loan Document;

(d)           on and after the Amendment No. 6 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Credit Agreement and each reference in any other Loan Document to “the Credit Agreement,” “thereunder,” “thereof,” “therein” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Agreement, and this Agreement and the Credit Agreement shall be read together and construed, as a single instrument;

(e)           nothing herein shall be deemed to entitle the Borrowers (or any other Loan Party) to a further amendment to, or a consent, waiver, modification or other change of, any of the terms,

conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances; and

(f)            each of the parties hereto hereby acknowledges and agrees that this Agreement shall constitute a Loan Document for all purposes of the Amended Credit Agreement and the other Loan Documents and (ii) the terms of this Agreement do not constitute a novation but, rather, an amendment of the terms of certain pre-existing Indebtedness and the Credit Agreement and the incurrence of certain new indebtedness, as evidenced by the Amended Credit Agreement and this Agreement. For the avoidance of doubt, each representation and warranty in the Amended Credit Agreement with regard to the Loan Documents shall be deemed a representation and warranty with regard to this Agreement.

Section 5.        Expenses. The Borrowers agree to pay all reasonable out-of- pocket costs and expenses incurred by the Administrative Agent in connection with this Agreement and any other documents prepared in connection herewith and the consummation and administration of the transactions contemplated hereby, in each case to the extent required by (and subject to the limitation contained in) Section 9.03 of the Credit Agreement.

Section 6.        Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the 2024 Incremental Term Loans, as the case may be, made by each 2024 Incremental Term Loan Lender in the Register.

Section 7.        Acknowledgement and Consent. The Borrowers and each other Loan Party party hereto hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Agreement and consents to the amendment of the Credit Agreement effected pursuant to this Agreement, including without limitation, the making of the 2024 Incremental Term Loans. The Borrowers and each other Loan Party party hereto hereby reaffirms and confirms that each Loan Document to which it is a party or is otherwise bound, each Lien granted by it to the Collateral Agent for the benefit of the Secured Parties pursuant to any such Loan Document and all Collateral encumbered thereby continues to guarantee or secure, as the case may be, in accordance with the terms of the applicable Loan Documents the payment and performance of all “Secured Obligations” under the Amended Credit Agreement, and hereby ratifies the security interests in the Collateral (as defined in the Amended Credit Agreement) granted by it pursuant to the Security Documents. The Borrower and each other Loan Party party hereto acknowledges and agrees that any of the Loan Documents (as they may be modified by this Agreement) to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Agreement other than to the extent expressly contemplated hereby.

Section 8.        Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

Section 9.        Entire Agreement. This Agreement, the Credit Agreement, the Fee Letter and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

Section 10.      GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 11.     Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 12.     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

BARCLAYS BANK PLC, as a 2024 Incremental Term Loan Lender

By:	/s/ Christopher M. Aitkin
Name:	Christopher M. Aitkin
Title:	Director

SIMPLY GOOD FOODS USA, INC. NCP-ATK HOLDINGS, INC.
ATKINS NUTRITIONALS HOLDINGS, INC. ATKINS NUTRITIONALS HOLDINGS II, INC., each as a Borrower

By:	/s/ Shaun P. Mara
Name:	Shaun P. Mara
Title:	Chief Financial Officer

ATKINS INTERMEDIATE HOLDINGS, LLC,
as Holdings and a Guarantor

By:	/s/ Shaun P. Mara
Name:	Shaun P. Mara
Title:	Chief Financial Officer

CONYERS PARK ACQUISITION CORP.,
as Parent and a Guarantor

By:	/s/ Shaun P. Mara
Name:	Shaun P. Mara
Title:	Chief Financial Officer

VOYAGE HOLDINGS, LLC
VMG QUEST BLOCKER, INC.
QUEST NUTRITION, LLC

By:	/s/ Shaun P. Mara
Name:	Shaun P. Mara
Title:	Chief Financial Officer

ONLY WHAT YOU NEED, INC.

By:	/s/ Shaun P. Mara
Name:	Shaun P. Mara
Title:	Treasurer

Acknowledged by:

BARCLAYS BANK PLC,
as Administrative Agent

	By:	/s/ Christopher M. Aitkin
	Name:	Christopher M. Aitkin
	Title:	Director

SCHEDULE A

TO INCREMENTAL FACILITY AMENDMENT

Name of 2024 Incremental	2024 Incremental Term
Term Loan Lender	Loan Commitment
Barclays Bank PLC	$250,000,000
Total:	$250,000,000

SCHEDULE B

TO INCREMENTAL FACILITY AMENDMENT

1. No later than 3 Business Days after the Amendment No. 6 Effective Date (or such longer period as agreed to by the Administrative Agent in its reasonable discretion), the Borrowers shall deliver or cause to be delivered to the Administrative Agent the certificates representing the Pledged Equity Interests (as defined in the Collateral Agreement).